NONDISCLOSURE AND NONSOLICITATION AGREEMENT


     THIS NONDISCLOSURE AND NONSOLICITATION AGREEMENT (this "Agreement") is made and entered into this 7th day of September, 1997, by and between Bruce R. Bond ("Executive") and ANS COMMUNICATIONS, INC., a Delaware corporation, and its Affiliates (hereinafter collectively referred to as "ANS").

                                   WITNESSETH:

     WHEREAS, America Online, Inc. ("AOL") is the record and beneficial owner of all of the issued and outstanding capital stock of ANS (the "ANS Shares").

     WHEREAS, AOL and WorldCom, Inc. ("WorldCom") are parties to a Purchase and Sale Agreement (the "AOL Agreement") dated as of September 7, 1997, which provides for, among other things, the acquisition by WorldCom from AOL of all of the ANS Shares (the "Purchase") immediately following the acquisition of CompuServe Corporation ("CompuServe") by WorldCom pursuant to the Agreement and Plan of Merger among, WorldCom, CompuServe and certain other entities;

     WHEREAS, as a condition to WorldCom's entering into the AOL Agreement, WorldCom has requested that Executive enter into this Agreement;

     NOW, THEREFORE, as a condition of the Executive's continued employment with ANS, the parties do hereby agree as follows:

     1. Certain Defined Terms. The following terms shall, unless the context otherwise requires and whether or not capitalized, have the meanings specified in this Section 1. These terms shall be deemed to refer to the singular, plural, masculine, feminine or neuter, as the context requires.

                    1.1 "Agreement" means this Agreement, as originally executed on the date hereof and as the same may be amended, modified and supplemented from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

                    1.2 "Affiliate" means, when used with reference to a specific Person, any Person that, directly or indirectly, through one or more intermediaries, now or hereafter Controls, is Controlled by or is under common Control .with such specific Person. This term shall also include any Person who, directly or indirectly, through one or more intermediaries, now or hereafter has the contractual night or option to acquire or vote more than 5% of the voting interest of a specific Person.

                    1.3 "Control" (whether used as a noun or verb) means to have the power, directly or indirectly, to cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, agency or otherwise.


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                    1.4  "Person" means any general partnership, limited
          partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators. legal representatives, successors and assigns of such person as the context may require.

     2. Nondisclosure. Executive agrees that he will not disclose to any Person, or use for his benefit or the benefit of others, any confidential information ("Confidential Information") concerning activities or operations of ANS or any ANS Entity which he has obtained during the course of his employment by ANS, including, but not limited to, information relating to the pricing, methods, processes, customers, suppliers, financial data, lists, apparatus, statistics, programs, research, development or related information of ANS or any ANS Entity or their respective suppliers or customers; provided, however, that this Agreement shall not prohibit disclosure or use of information that (1) is at the time of disclosure or later becomes generally known to the public or within the industry or segment of the industry to which such information relates without violation by the Executive of any of his obligations hereunder and not through any action by any of Executive's representatives which if committed by him would have constituted a violation by Executive of any of his obligations hereunder, or (ii) is independently developed by the Executive following the termination of his employment with ANS without use of the Confidential Information, or (iii) is received by the Executive following the termination of his employment with ANS from a third party which to such Executive's best knowledge is under no confidentiality obligation with respect thereto. The parties hereto agree that the foregoing nondisclosure obligation is in addition to, and not in replacement of, any such similar obligations as may be contained in any confidentiality or nondisclosure agreement in effect on the date hereof between Executive and ANS ("Confidentiality Agreement").

     3. Proprietary Nature. Executive hereby stipulates and acknowledges that all proprietary information described in Section 2 will become the property of WorldCom.

     4. Nonsolicitation. Executive hereby agrees that Executive will not, directly or indirectly, during the term of Executive's employment by ANS or any ANS Affiliate and for a period of one (1) year after the date of termination of such employment, solicit, divert, take away, interfere with or disrupt relationships with, or attempt to do any of the foregoing with respect to. any customer, supplier, employee, independent contractor, agent or representative of ANS or any ANS Affiliate. The parties hereto agree that the foregoing, nonsolicitation obligation is in addition to, and not in replacement of, any such similar obligation as may be contained in any Confidentiality Agreement. Notwithstanding the foregoing, this paragraph 4 shall not apply if Executive's employment with ANS, or its successor, is terminated without cause" or Executive resigns because:

               (i) Executive without "cause" fails to be vested with significant power, authority and resources analogous to Executive's title and/or office as of the date that Executive signs this Agreement; or

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               (ii)  Executive without "cause" loses any significant duties or responsibilities attending such office; or

               (iii) Executive's total compensation (base salary, bonuses and benefits) is reduced without "cause" below that stated in the letter pursuant to which Executive was offered employment with ANS.

          "Cause" shall have the same meaning as set forth in the ANS 1996 Employee, Director and Consultant Stock Option Plan.

     5. Injunction and Expenses. Upon breach or threatened breach of this Agreement, ANS and any ANS Affiliate shall be entitled to injunctive relief, both pendente lite and permanent, against the breaching party, as the parties recognize that a remedy at law would be inadequate and insufficient. ANS and any ANS Affiliate shall be entitled to recover from Executive all costs and expenses including, but not limited to, attorneys' fees and court costs, incurred by ANS and any ANS Affiliate as a result or arising out of any breach or threatened breach under or pursuant to this Agreement in addition to such other rights or remedies as it may have under this Agreement or any other agreement, at law or in equity.

     6. AOL Agreement. This Agreement shall be null and void and without further force or effect if the transactions contemplated by the AOL Agreement are not consummated.

     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Affiliates, heirs, personal representatives, successors, and assigns, including, WorldCom; provided, that the transactions contemplated by the AOL Agreement are consummated.

     8. Severability and other Restrictions. It is the intention of the parties that the provisions of this Agreement shall be enforced by the courts of each state and jurisdiction in which enforcement is sought to the fullest extent permissible under the law and public policy. Accordingly, if any part of this Agreement shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether in its entirety or as modified as to duration, territory or otherwise (which modification said court is hereby authorized to make), then such part shall be deemed deleted or amended, as the case may be, with respect to the state jurisdiction involved in order to render the remainder hereof valid and enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement shall not supersede or be in lieu of any other agreement restricting activities referenced herein but shall be in addition to any such other restrictions.

     9. No Waiver of Modification. No waiver of modification of this Agreement shall be valid unless in writing and duly authorized and signed by the party to be charged.


     10. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of

Delaware and the parties hereby consent to the jurisdiction of the courts or in the State of Delaware in connection with any matter related to or arising out of this Agreement or any breach thereof.

     11. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its officer duly authorized as of the date first written above.


                                   ANS COMMUNICATIONS, INC.

                                   By/s/Sheila Clark
                                   Name: Sheila Clark
                                   Title: Secretary


                                   /s/Bruce R. Bond
                                   EXECUTIVE (Signature)

                                   Bruce R. Bond
                                   Printed Name

                              September 4, 1997




Sheila A. Clark
Secretary
ANS Communications, Inc.
100 Clearbrook Road
Elmsford, New York  10523

RE: Waiver of Acceleration of Vesting of ANS Stock Options upon One Year following Change of Control

Dear Sheila:

     I understand that I have been granted stock options for common stock of ANS Communications, Inc. ("ANS") under the ANS 1996 Employee, Director and Consultant Stock Option Plan that vest in equal annual installments of 25% beginning on the first anniversary of the date of grant (the 'ANS Stock Options"). I also understand that under the terms of my gent, I may be entitled to acceleration of vesting, among other circumstances, upon my remaining with ANS for one year following a change of control of ANS (the "One-Year Acceleration Feature"), which change of control would include the sale of all of the capital stock of ANS by America Online, Inc. to a third party.

     I understand the America Online, Inc. is considering the sale of its ANS stock to a third party (the "Sale"). If the Sale occurs. the ANS Board of Directors may decide, in accordance with the Plan, to continue my ANS Stock Options and to substitute the shares of ANS common stock that would be issuable upon exercise for shares of the third-party purchaser's stock, which, unlike the ANS common sock, is publicly traded. As the third-party purchaser has asked that I agree to waive my right to accelerated vesting pursuant to the One-Year Acceleration Feature and because I believe such waiver is in my best interest, for this and other good and valuable consideration, I hereby agree to waive the One-Year Acceleration Feature for purposes of this Sale. Accordingly, my ANS Stock Options will not receive accelerated vesting upon my remaining with ANS for one year following the Sale. However, if i am downgraded or terminated (as provided in the option agreement) following the Sale or other change of control, the vesting for my ANS Stock Options will accelerate notwithstanding this waiver, If the Sale does not occur, my waiver will expire and my right to the One-Year Acceleration Feature shall be restored.

     I agree that the value of ANS for these purposes is $425 million and that the capitalization is based on a total issued and outstanding basis, including option plan stock, of 10,000,000 shares on an as-converted-to-common basis.

                              Sincerely,


                              /s/Bruce R. Bond
                              Bruce R. Bond